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EXHIBIT 20.05

EXHIBIT C-2 - FORM OF EMPLOYMENT AGREEMENT

  THIS EMPLOYMENT AGREEMENT (the "Agreement") is entered into effective as of the 1st day of October, 2000, by and between EZConnect, Inc., a Nevada corporation (the "Company"), and Tod M. Turley (the "Executive").

                                  PREMISES

  A. The Company desires to employ Executive as its Executive Vice President and the Executive desires to accept employment in such position.

  B. The parties desire to enter into this Employment Agreement to specify each party's rights and obligations under the employment relationship.

                                  AGREEMENT

  NOW, THEREFORE, FOR AND IN CONSIDERATION of the mutual covenants contained herein and of the mutual benefits to be derived hereunder, the parties agree as follows:

  1. Employment. Company hereby employs Executive as Executive Vice President of the Company to perform those duties customarily associated with such position and such other duties as may be assigned to Executive by the Company's Board of Directors (the "Board") from time to time, including attendance at meetings of the Board of Directors.
Executive accepts and agrees to such employment on the terms and conditions set forth in this Agreement.

  2. Term. The term of this Agreement shall commence on the date hereof and expire at midnight on September 30, 2002, unless earlier terminated in accordance with the provisions of this Agreement.

  3. Duties. Executive shall be employed by Company as its Executive Vice President and General Counsel or in such other senior executive positions of comparable status, dignity and responsibility as requested by the Board from time to time. Executive shall also serve in such positions with the subsidiaries of Company as shall, from time to time, be requested by the Board. Executive shall not receive any additional compensation for service as an officer of any subsidiaries of the Company unless otherwise directed by the Board.

  Executive shall devote substantially all of his working time and efforts to the business of Company and its subsidiaries and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the reasonable performance of his duties hereunder, except during the Probation Period and where approved by the Board. Executive may serve or continue to serve as a member of the board of directors of any companies or organizations which, in the Board's reasonable judgment, will not present any conflict of interest with the Company or any of its subsidiaries or materially adversely affect the performance of Executive's duties under this Agreement.

  The Company may change Executive's duties from time to time, but Executive shall remain an officer of the Company, and the Company shall have Executive perform duties of an executive nature that are equal to the office of Executive Vice President in status, dignity and responsibility, and failure to do so shall constitute a material breach of this Agreement.

  4.  Compensation.

  (a) Base Salary. For all services rendered by Executive, Company shall pay to Executive a base salary of $200,000 per year throughout the term of this Agreement, payable in equal monthly installments on the first day of each calendar month. All salary payments shall be subject to withholding and other

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applicable taxes.   The rate of salary may be increased (but not decreased) at any time as the Board may determine, based on such factors as the Board may deem appropriate. The Board shall review Executive's base salary on not less than an annual basis.

  (b) Quarterly Bonus. Executive will be entitled to a cash bonus of $12,500 per calendar quarter (the "Quarterly Bonus") payable within ten (10) days after the end of each calendar quarter occurring during the term of this Agreement, subject to the achievement during each of such quarters of the management business objectives ("MBOs") pertaining to the Company's business described in Exhibit A to this Agreement. If this Agreement should be terminated prior to the expiration of its term, the Quarterly Bonus shall be prorated through the date of termination and paid within ten (10) days after such date of termination, subject to achievement of the MBOs applicable to the quarter in which such termination takes place.

  (c) Super Bonus. Executive shall be entitled to a super bonus (the "Super Bonus") if during the one-year period from October 1, 2000 to September 30, 2001, the Company's wireless reselling business acquires 100,000 or more new active mobile identification numbers ("MINS") on terms and conditions in effect prior to October 1, 2000, subject to adjustment as required to respond effectively to competitive changes in the industry. The Super Bonus shall be $250,000 payable in cash within forty-five (45) days following the expiration of the one-year measurement period described above.

  (d) Non-qualified Stock Options. Immediately following the execution of this Agreement, the Company shall grant to Executive non-qualified stock options to purchase up to 750,000 shares of the Company's common stock (the "Executive Options") at an exercise price equal to the closing price for the Company's common stock as quoted in the over-the-counter market on the date of this Agreement. The Executive Options shall be exercisable for a term of five
(5) years and shall be subject to the vesting requirements set forth below. The Executive Options will be granted from an authorized option pool of 5,000,000 shares of the Company's common stock under The 2000 Stock Option and Stock Award Plan. At the Executive's request, during the term of this Agreement, the exercise price of the Executive Options may be reduced to the then current market price twice during the exercise period, provided the market price of the Company's common stock closes at a price at or below the exercise price of the Executive Options for three consecutive trading days prior to the repricing. Any such repricing shall take place effective as of the date the Company receives written notice from Executive requesting such repricing and the exercise price of all unexercised Executive Options shall be reset to the closing price for the Company's common stock in the over-the-counter market (or any successor market) on such effective date. The Company shall file such registration statements and take such additional actions as may be required to provide Executive with registered shares upon his exercise of the Executive Options. The registration rights with respect to the Executive Options shall relate to a registration statement on Form S-8 or may be "piggybacked" onto any other registration statement filed by the Company, but in no event shall such registration rights be deemed "demand" registration rights. Notwithstanding any provision to the contrary contained herein, the Company shall not be required to register the sale of the shares upon the exercise of the Executive Options if, the Company's outside legal counsel is of the opinion that registration would be in violation of the applicable securities laws relating thereto.

    Vesting of the Executive Options shall be as follows:

  (i)  234,383 Executive Options shall vest on December 31, 2001;

  (ii) 15,625 Executive Options shall vest upon the completion of each of the nine consecutive months commencing January 31, 2002 and continuing through and including September 30, 2002, for a total vesting of 140,625 Executive Options at the end of such period; and

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  (iii)  46,874 Executive Options shall vest at the end of each of eight calendar quarters commencing with the quarter ended December 31, 2000, subject to the achievement of the MBOs; provided, that none of such options shall be deemed to be fully vested until October 1, 2001, regardless of the achievement of quarterly MBOs prior to that date.

Notwithstanding the foregoing, in the event of a Change in Control (as defined in Section 14 of this Agreement), all unvested Executive Options shall vest immediately. In the event the Agreement is terminated prior to its expiration date by the Company or Executive, all unvested Executive Options shall terminate and be of no further force or effect upon the date of termination and all vested Executive options shall continue to be exercisable for a period of five (5) years following the date of termination.

  (e) Executive Benefits. The Company shall provide such health and medical insurance for Executive in the form and program chosen by the Company for its full-time employees. Executive shall be entitled to participate in any other health, medical, retirement, pension, profit-sharing, disability, death and dismemberment, life insurance, stock option, vacation and other benefit plans and programs as in effect from time to time on the same basis as other members of senior management.

  (f) Vacation. Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies with respect to members of senior management. Executive shall initially be entitled to three weeks paid vacation per calendar year.

  5. Reimbursement of Expenses. Company will promptly reimburse Executive for expenses incurred in connection with Company's business, including expenses for travel, lodging, meals, beverages, entertainment, and other items on Executive's periodic presentation of an account of such expenses.

  6. Working Facilities. Company shall provide to Executive offices and facilities appropriate to Executive's position and suitable for the performance of Executive's duties.

  7. Nondisclosure of Confidential Information. For purposes of this Agreement, the term "Confidential Information" means information (i) disclosed to or known by Executive as a consequence of or through his/her employment with the Company, (ii) not generally known outside the Company, and (iii) which relates to the Company's business. Confidential Information includes, but is not limited to, information of a technical nature, such as methods and materials, trade secrets, inventions, processes, formulas, systems, computer programs, and studies, and information of a business nature such as project plans, market information, costs, customer lists, and so forth. Confidential Information does not include information that (i) is or becomes generally available to the public other than as a result of a disclosure by Executive in violation of this Agreement, or (ii) is already in Executive's possession.

  Recognizing that the Company is presently engaged, and may hereafter continue to be engaged, in the research and development of processes and the performance of services which involve experimental and inventive work, and that the success of the Company's business may depend upon the protection of its processes, products and services by patent, copyright or secrecy, and that Executive has had, or during the course of his engagement may have, access to Confidential Information, as herein defined, Executive agrees and acknowledges that:

  (a) The Company has exclusive right and title to all Confidential Information and Executive hereby assigns all rights he might otherwise possess in any Confidential Information to the Company. Except as required in the performance of his duties to the Company, Executive will not at any time during or after the term of his employment or engagement by the Company, which term shall include any time in which Executive may be retained by the Company

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as a consultant, directly or indirectly use, communicate, disclose or disseminate any Confidential Information.

  (b) All documents, records, notebooks, notes, memoranda and similar repositories of, or containing Confidential Information or any other information of a secret, proprietary, confidential or generally undisclosed nature relating to the Company or its operations and activities made or compiled by Executive at any time or made available to him during the term of his employment or engagement by the Company, including any and all copies thereof, shall be the property of the Company, shall be held by him in trust solely for the benefit of the Company, and shall be delivered to the Company by him on the termination of his engagement or at any other time on the request of the Company.

  (c) Executive will not assert any rights under any inventions, trademarks, copyrights, discoveries, concepts or ideas, or improvements thereof, or know-how related thereto, as having been made or acquired by him during the term of his employment or engagement if based on or otherwise related to Confidential Information.

  8.  Assignment Of Inventions.

  (a) All discoveries, concepts, and ideas, whether or not patentable or subject to copyright protection, including but not limited to improvements, know-how, data, processes, methods, formulae, and techniques, as well as improvements thereof, or know-how related thereto, concerning any past, present or prospective activities of the Company which Executive makes, discovers or conceives (whether or not during the hours of his engagement or with the use of the Company's facilities, materials or personnel), either solely or jointly with others during his engagement by the Company or any affiliate and, if based on or related to Confidential Information, at any time after termination of such engagement (collectively, the "Inventions"), shall be the sole property of the Company, and Executive agrees to perform the provisions of this Section 8 with respect thereto without the payment by the Company of any royalty or any consideration therefor other than the regular compensation paid to Executive in his capacity as an executive or consultant.

  (b) Any written notebooks maintained by Executive with respect to Inventions and studies or research projects undertaken on the Company's behalf shall at all times be the property of the Company and shall be surrendered to the Company upon termination of Executive's engagement or, upon the request of the Company, at any time prior thereto.

  (c) Executive hereby assigns to the Company all of his rights to Inventions.

  (d) Executive shall sign, acknowledge and deliver promptly to the Company, without charge to the Company, but at its expense, such written instruments (including applications and assignments) and take such other acts, such as giving testimony in support of Executive's inventorship, as may be necessary in the reasonable opinion of the Company to obtain, maintain, extend, reissue and enforce United States and/or foreign letters patent and copyrights relating to Inventions invented by Executive and to vest the entire right and title thereto in the Company or its nominee. Executive acknowledges and agrees that any copyright developed or conceived of by Executive during the term of his employment which is related to the business of the Company shall be a "work for hire" under the copyright law of the United States and other applicable jurisdictions.

  (e) Executive represents that his performance of all the terms of this Agreement and as an Executive of or consultant to the Company does not and will not breach any trust or contract entered into prior to his employment by the Company. Executive agrees not to enter into any agreement either written or oral in conflict herewith and represents and agrees that he has not brought and will not bring with him to the Company or use in the performance of his

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responsibilities at the Company any materials or documents of a former employer which are not generally available to the public, unless he has obtained written authorization from the former employer for their possession and use and provided a copy of such authorization to the Company.

  (f) No provisions of this Paragraph shall be deemed to limit the restrictions applicable to Executive under Sections 10 and 11.

  9. Shop Rights. Unless waived by the Board, the Company shall also have the royalty-free right to use in its business, and to make, use and sell products, processes and/or services derived from any inventions, discoveries, concepts and ideas, whether or not patentable, including but not limited to processes, methods, formulas and techniques, as well as improvements thereof or know-how related thereto, which are not within the scope of Inventions as defined above but which are conceived of or made by Executive during the period he is employed or engaged by the Company or with the use or assistance of the Company's facilities, materials, or personnel.

  10. Non-Compete. Unless waived by the Board, Executive hereby agrees that during the term of this Agreement and for the period of two years from the expiration or earlier termination hereof, Executive will not:

  (a) Own, manage, operate, or control any business that is directly competitive with any business conducted or proposed to be conducted by the Company or any subsidiary thereof during the term of this Agreement in any geographic market in which the Company or any subsidiary thereof conducts business or proposes to conduct business during the term of this Agreement. For purposes of this paragraph, ownership of securities of not in excess of five percent (5%) of any class of securities of a public company listed on the OTC Bulletin Board, a national securities exchange or on the National Association of Securities Dealers Automated Quotation System (NASDAQ) shall not be considered to be competition with the Company or any subsidiary thereof;

  (b) Act as, or become employed as, an officer, director, executive, consultant or agent of any business within the relocation industry which is directly competitive with the Company or any subsidiary thereof during the term of this Agreement in any geographic market within the private label wireless resale industry in which the Company or any subsidiary thereof conducts business during the term of this Agreement.

  (c) Solicit any similar business to that of the Company's from, or sell any products or services that are in direct competition with the Company's products and services to, any company which was within one year prior to the date of termination of Executive's employment, a customer or client of the Company or any of its subsidiaries; or

  (d) Solicit the employment of any full time Executive employed by the Company or its subsidiaries as of the date of termination of this Agreement.

  Provided, however, that this Section 10 shall be void and of no further force or effect in the event this Agreement is terminated by the Company without Cause or by Executive for Good Reason, as defined in Section 11 of this Agreement.

  11.  Termination.

  (a) Death. The Executive's employment shall terminate automatically upon the Executive's death during the term of this Agreement.

  (b) Disability. If Executive is absent from his full-time duties with the Company as a result of incapacity due to mental or physical illness ("Disability") and such absence continues uninterrupted for a period of two
(2) consecutive months, the base salary and quarterly bonus payable to Executive under this Agreement shall be reduced by 50% until such time as

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Executive resumes the performance of his full-time duties with the Company or this Agreement is terminated.  If Executive's Disability continues for four
(4) consecutive months, the Company may terminate Executive's employment effective on the 30th day after receipt of a notice to that effect by the Executive (the "Disability Termination Date"), unless Executive returns to the full-time performance of his duties prior to the Disability Termination Date.

  (c) Cause. The Company may terminate Executive's employment during the term of this Agreement for Cause. For purposes of this Agreement, "Cause" shall mean: (i) Executive being convicted of a felony; (ii) a willful act of personal dishonesty taken by Executive in connection with his responsibilities as Executive and intended to result in substantial personal enrichment of Executive; (iii) the willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or its affiliates (other than any such failure resulting from Disability), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes Executive has not substantially performed Executive's duties and Executive has not performed such duties within 45 days of such notice, or (iv) the willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company. For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i), (ii) and (iii) above, and specifying the particulars thereof in detail.

  (d) Good Reason. The Executive's employment may be terminated by Executive at any time within ninety (90) days after the occurrence of an event constituting Good Reason. For purposes of this Agreement, "Good Reason" shall mean:

    (i) the assignment to Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by Executive;

    (ii) the failure by the Company to comply with any of the material terms of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

    (iii) the relocation of Executive to any office or location more than 35 miles from the location of the offices of the Company's wireless reselling subsidiary at the commencement of this Agreement;

    (iv) the occurrence of a Change in Control as defined in Section 13 of this Agreement; or

    (v) removal from the Company's Board.

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  (e)  Notice of Termination. Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto in accordance with Section 17 of this Agreement. Any Notice of Termination by the Executive for any reason other than an event constituting Good Reason, shall be provided to the Board at least thirty (30) days prior to leaving the employment of the Company. Upon the end of the thirty (30) days (or cessation of the Company's business, if sooner), all compensation provisions of this Agreement shall cease. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
(ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

   (f) Date of Termination. "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be thirty (30) days after the date on which the Company notifies the Executive of such termination and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Termination Date.

12.   Obligations of the Company upon Termination.

  (a) Good Reason; Other Than for Cause, Death or Disability. If, during the term of this Agreement, the Company shall terminate the Executive's employment other than for Cause or Disability or the Executive shall terminate employment for Good Reason:

(i) The Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

      A. The sum of (aa) the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, (bb) the Executive's Quarterly Bonus through the Date of Termination to the extent not theretofore paid, (cc) reimbursement for any and all monies advanced in connection with Executive's employment through the Date of Termination, and (dd) all other payments and benefits to which Executive may be entitled under the terms of any benefit plan of the Company (collectively, the "Accrued Obligations"). Where applicable, such payments shall be prorated based on a 360 day year and the number of days elapsed during the year in question.

      B. An amount equal to Executive's Annual Base Salary and Quarterly Bonus for a period of twelve (12) months.

      C. For twelve (12) months after the Executive's Date of Termination, the Company shall at its expense provide health and medical insurance to Executive and his family of the same type and scope as was provided during the term of this Agreement.

      D. To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and

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its affiliated companies (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

  (b) Death. If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Executive's estate, unless otherwise directed by the Executive, shall receive all vested Options upon Executive's Death.. Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination and Other Benefits shall be paid as soon as practicable in accordance with the most favorable practices, policies and procedures followed by the Company with respect to members of senior management. On Executive's Death, the Company shall uses its best efforts to file a registration statements and take such additional actions as may be required to registered all vested but, unregistered options. The registration rights with respect to any vested, but unregistered options shall relate to a registration statement on Form S-8 or may be "piggybacked" onto any other registration statement filed by the Company, but in no event shall such registration rights be deemed "demand" registration rights.

  (c) Disability. If the Executive's employment is terminated by reason of the Executive's Disability during the term of this Agreement, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination and Other Benefits shall be paid as soon as practicable in accordance with the most favorable practices, policies and procedures followed by the Company with respect to members of senior management.

  (d) Cause; Other than for Good Reason. If the Executive's employment shall be terminated for Cause during the term of this Agreement, this Agreement shall terminate without further obligations to the Executive other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits. If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits. In either event, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.

  13. Change of Control. Upon the occurrence of a Change of Control (as defined below), Executive may for a period of ninety (90) days thereafter voluntarily terminate this Agreement (which termination shall be deemed to be for Good Reason as defined in Section 12 of this Agreement) and receive the payments described in Section 12(a) above. Upon the occurrence of a Change of Control, all Executive Options and other stock options which had not vested prior to such date shall vest effective as of the date of the Change of Control.

  For purposes of this Agreement, "Change of Control" shall mean:

  (i) The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (aa) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (bb) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that for purposes of this Agreement, the following acquisitions shall not constitute a Change of Control: (aa) any acquisition directly from the Company, (bb) any acquisition by the Company, (cc) any

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acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (dd) any acquisition by any corporation pursuant to a transaction which complies with clauses (aa), (bb) and (cc) of subsection (iii) below; or

  (ii) (aa) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board or (bb) a majority of the members of the Board ceases to be comprised of Directors whose most recent election to the Board was approved by at least a majority of the Incumbent Board prior to such election; or

  (iii) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination, (aa) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be,
(bb) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (cc) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

  (iv) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

  14. Nontransferability. Neither Executive, Executive's spouse, Executive's designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement.
Such payments and other rights are expressly declared nonassignable and nontransferable except as specifically provided herein.

  15. Indemnification. Company shall indemnify Executive and hold Executive harmless from liability for acts or decisions made by Executive while performing services for Company to the greatest extent permitted by the Nevada Revised Statutes and shall advance funds to Executive for the defense of any action, suit or proceeding prior to the conclusion thereof to the maximum extent permitted by the Nevada Revised Statutes. Commencing with the date of execution of this Agreement, Company shall cause Executive to be insured under a directors and officers liability insurance policy carried by the Company with limits of not less than $10 Million which is issued by a recognized insurer of national standing acceptable to Executive and which provides coverages customarily contained director and officer liability insurance policies carried by public companies engaged in business in the technology sector of the economy.

  16. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

  17. Notice. Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered, if sent by facsimile or telecopy transmission or other electronic communication confirmed by registered or certified mail, postage prepaid, or if sent by prepaid overnight courier addressed as follows:

  If to Executive, to:    Tod M. Turley
                          2900 Townsgate Road, Suite 200
                          WestlakeVillage, California 91361
                          Fax: (805) 230-1318

  If to the Company, to:  EZConnect, Inc.
                          Attn: Elliott N. Taylor, Esq.
                          TAYLOR AND ASSOCIATES
                          3090 East 3300 South, Suite 400
                          Salt Lake City, Utah 84109
                          Fax:  (801) 463-6080

  18. Entire Agreement. This Agreement is and shall be considered to be the only agreement or understanding between the parties hereto with respect to the employment of Executive by Company. All negotiations, commitments, and understandings acceptable to both parties have been incorporated herein. No letter, telegram, or communication passing between the parties hereto covering any matter during this contract period, or any plans or periods thereafter, shall be deemed a part of this Agreement; nor shall it have the effect of modifying or adding to this Agreement unless it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is attached as an amendment to this Agreement and is signed by the parties to this Agreement.

  19. Enforcement. Each of the parties to this Agreement shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party. Executive hereby specifically acknowledges and agrees that a breach of the agreements, covenants and conditions contained in Sections 7, 8, and 10 of this Agreement may cause irreparable harm and damage to the Company, that the remedy at law, for the breach or threatened breach of such provisions of this Agreement may be inadequate, and that, in addition to all other remedies available to the Company for such breach or threatened breach (including, without limitation, the right to recover damages), the Company shall be entitled to injunctive relief for any breach or threatened breach of such sections of this Agreement.

  20. Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California.

  21. Severability. If and to the extent that any court of competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

  22. Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any covenant, agreement, term, or condition.

  23. Litigation Expenses. In the event that it shall be necessary or desirable for the Executive or Company to retain legal counsel and/or incur other costs and expenses in connection with the enforcement of any or all of the provisions of this Agreement, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees, costs, and expenses incurred by the prevailing party in connection with the enforcement of this Agreement. Notwithstanding the foregoing, in the event that following a Change of Control Executive engages legal counsel to enforce Executive's rights or seek a determination under this Agreement, the Company shall pay the expenses of such legal counsel regardless of the outcome of any legal proceeding resulting therefrom.

  24.  Survivability.   The provisions of sections  7, 8, 9, 10, 12, and 13
shall survive termination of this Agreement.

  AGREED AND ENTERED INTO effective as of the date first above written.

            Company:
            EZConnect, Inc.



            By__________________________________________
            Its Duly Authorized Officer

            Executive:


            By__________________________________________
            Tod M. Turley

EXHIBIT A

Management Business Objectives
(see Section 4(b) and 4(d))

The following management business objectives are separated into three categories and measured during each calendar quarter of this Agreement. Each category is weighted evenly such that the compensation to be awarded for each category is pro rated 1/3 of the attendant compensation. In the event less than all of the objectives for the categories are acheived in the quarter, Executive shall be rewarded the pro rata amount of the compensation for the categories in which the objectives were acheived. In the event that the objective for a category is not acheived in any quarter, the Executive may still be awarded the unrewarded compensation if at any given time the average measuremnt of all historical quarters to date of the category equals the quarterly objective.

Quarterly Category
Objective: Subscriber Growth
There is a net addition of subscribers based on the number of active subscribers as of the 1st day of the calendar quarter compared to the number of active subscribers as of the last day of the calendar quarter.

Objective: Subscriber Acquisition Cost
The average cost to acquire and activate a subscriber is less than $100 for all subscribers activated during the calendar quarter,except for subscribers acquired by the Company as a result of a bulk acuisition of another company or its subscriber base. In determining the average cost for this objective, the cost shall equal the Company's out-of-pockect costs directly related to the subscriber's activation transaction, including equipment costs, up-front commissions, accessories costs (but excluding any sales or use taxes), less any revenues realized by the Company in connection with the transaction, including, funds collected from the subscriber, and credits to which the Company is entiled from its vendors.

Objective: Distribution Channels
There is a net addition of least one new distribution channel through which the Company is able to sell its products and services based on the number of distribution channels as of the 1st day of the calendar quarter compared to the number of distribution channels as of the last day of the calendar quarter. A distribution channel will be counted for this objective if the Company realized new subscriber activations through the distribution channel during the quarter.